Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the months ended January 31, 2008, February 29, 2008, March 31, 2008 and April 30, 2008

National Lending Metrics (Managed Basis)

(dollars in thousands)

U.S. Card Metrics	January 2008	February 2008	March 2008	April 2008
Net Principal Charge-Offs	$345,673	$314,455	$342,098	$342,345
Average Loans Held for Investment	$69,407,764	$68,635,480	$67,585,454	$67,540,760
Annualized Net Charge-Off Rate	5.98%	5.50%	6.07%	6.08%
30 Days + Delinquencies	$3,009,706	$2,871,007	$2,723,515	$2,649,401
Period-end Loans Held for Investment	$69,080,666	$68,247,741	$67,382,004	$67,874,929
30 Days + Delinquency Rate	4.36%	4.21%	4.04%	3.90%

Auto Finance Metrics
Net Principal Charge-Offs	$84,058	$80,983	$84,482	$71,358
Average Loans Held for Investment	$25,248,955	$25,079,501	$24,816,112	$24,543,256
Annualized Net Charge-Off Rate	4.00%	3.87%	4.09%	3.49%
30 Days + Delinquencies	$1,866,516	$1,505,937	$1,581,508	$1,680,642
Period-end Loans Held for Investment	$25,169,133	$24,891,932	$24,633,665	$24,359,398
30 Days + Delinquency Rate	7.42%	6.05%	6.42%	6.90%

International Metrics
Net Principal Charge-Offs	$54,612	$51,447	$44,830	$57,184
Average Loans Held for Investment	$11,593,069	$11,333,331	$11,216,290	$10,828,673
Annualized Net Charge-Off Rate	5.65%	5.45%	4.80%	6.34%
30 Days + Delinquencies	$533,982	$553,098	$562,158	$562,504
Period-end Loans Held for Investment	$11,432,842	$11,331,090	$10,987,733	$10,813,477
30 Days + Delinquency Rate	4.67%	4.88%	5.12%	5.20%

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Reportable Segments

We manage our business as two distinct operating segments: Local Banking and National Lending. The Local Banking and National Lending segments are considered reportable segments based on quantitative thresholds applied to the managed loan portfolio for reportable segments provided by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As management makes decisions on a managed basis within each segment, information about reportable segments is provided on a managed basis.

During the first quarter of 2008, the Company reorganized its National Lending sub-segments. The National Lending segment consists of the following sub-segments:

•	U.S. Card sub-segment which consists of the Company’s domestic credit card business, including small business credit cards, and the installment loan businesses.

•	Other National Lending sub-segment which includes the Company’s auto finance business and international lending businesses.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.